CREDIT SUISSE FINANCIAL PRODUCTS CS/RT Emerging Infrastructure Index Powered by HOLTTM INDEX FACT SHEET Index Snapshot Calculated and published by Standard & Poor’s Rebalanced semi-annually (May and November) Equally weighted Universe split into three themes (Agriculture, Infrastructure, and Power & Utilities) Each theme is represented by at least 10 stocks in the CS/RT Emerging Infrastructure Index Powered by HOLTTM (the “Index”) Calculated as a synthetic price-return index Index Breakdown Largest Index Components Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 October 14, 2010 Sub-Industry Exposure Agricultural Products, 10% Building Products, 2% Communications Equipment, 6% Construction & Engineering, 2% Construction & Farm Machinery, 10% Steel, 10% Electrical Components & Equipm, 2% Electric Utilities, 10% Independent Power Producers &, 4% Industrial Conglomerates, 8% Industrial Machinery, 4% Integrated Telecommunication S, 14% Marine, 2% Oil & Gas Equipment & Services, 4% Gas Utilities, 2% Wireless Telecommunication Ser, 10% Company Country Market Cap ($B) Infrastructure Sector Index Weight CHINA MOBILE LTD HONG KONG 213.1 Base Infrastructure 2% GENERAL ELECTRIC CO UNITED STATES 164.4 Base Infrastructure 2% VODAFONE GROUP PLC BRITAIN 126.1 Base Infrastructure 2% CISCO SYSTEMS INC UNITED STATES 122.0 Base Infrastructure 2% TELEFONICA SA SPAIN 102.5 Base Infrastructure 2% SIEMENS AG-REG GERMANY 88.0 Base Infrastructure 2% FRANCE TELECOM SA FRANCE 55.9 Base Infrastructure 2% ARCELORMITTAL LUXEMBOURG 47.4 Base Infrastructure 2% POSCO SOUTH KOREA 36.3 Base Infrastructure 2% HUTCHISON WHAMPOA LTD HONG KONG 34.5 Base Infrastructure 2% Regional Exposure Emerging Markets 38% Asia 20% Europe 28% US / Canada, 14%

FINANCIAL PRODUCTS INDEX FACT SHEET CS/RT Emerging Infrastructure Index Powered by HoltTM Investment suitability must be determined individually for each investor, and financial instruments linked to the index described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of Credit Suisse Research Departments. Financial products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise. Credit Suisse AG ("Credit Suisse") has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable term sheet, the relevant product supplement if applicable, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable term sheet, relevant product supplement if applicable, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037. Index Construction HOLT, a service of Credit Suisse, maintains a proprietary database that currently includes more than 20,000 companies in over 60 countries. From such proprietary database, 225 emerging infrastructure related companies currently meet the criteria of (i) being classified under one of the infrastructure related MSCI Global Industry Classification Standard (GICS) Sub-Industry Codes and (ii) deriving more than 15% of their revenues from Global Emerging Markets (GEM). A GEM is defined as any country except the United States, Canada, Australia, New Zealand, Japan, Hong Kong, Singapore, Austria, Belgium, Luxembourg, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom. From this group of companies, the 200 emerging infrastructure related companies with the highest liquidity, as measured by average trading volume over the last six month period, and whose stock is listed on a regulated stock exchange will be selected to form the universe of eligible companies (the ‘‘eligible universe’’). Each company in the eligible universe is assigned to one of three themes: Agriculture, Power and Utilities, and Infrastructure. Companies active in Power and Utilities or Infrastructure must have a market cap greater than $5 billion (at the time the eligible universe is selected). Companies active in Agriculture must have a market cap greater than $1 billion (at the time the eligible universe is selected). On the Base Date of November 14, 2002 and at each semi-annual review, the Index will include a minimum allocation of stocks from the eligible universe to each of the three themes in order to ensure representation of the three themes in the Index. The total number of stocks in the Index is 50.